                                                                   EXHIBIT 10.03

                          AGREEMENT OF LEASE ASSIGNMENT

         This AGREEMENT OF LEASE ASSIGNMENT ("Agreement"), dated as of August
4, 2000, is by and between John Wayne Cancer Institute, a non-profit corporation (the "Institute"), and CancerVax Corporation, a Delaware corporation ("CancerVax"). The Institute and CancerVax are each referred to herein as a "Party" and collectively referred to as the "Parties."

                                    RECITALS

         A. The Institute's mission, in part, is to continue the research and development of useful technologies for the treatment of cancer and, through collaboration with Saint John's Health Center ("Saint John's"), to apply such technologies to the treatment of patients and for the benefit of mankind. CancerVax's mission is to commercialize immunotherapies for cancer, including a melanoma vaccine and other allogeneic cellular vaccines for cancer.

         B. Donald L. Morton, M.D. ("Dr. Morton"), a principal director and shareholder of CancerVax, has been working in the field of vaccines for cancer since 1960. Between 1960 and 1971, while at the National Cancer Institute ("NCI"), he developed and tested the first autologous cell cancer vaccines derived from patients' own tumors. From 1971 to 1991, while a faculty member at the University of California, Los Angeles ("UCLA"), he developed and commenced human clinical studies of an allogeneic cellular vaccine for cancer. As a result of these studies, Dr. Morton discovered a new concept for a vaccine for human melanoma and other cancers. According to University procedures, in the spring of 1989, Dr. Morton submitted this invention to the Intellectual Property Division at UCLA requesting that a patent application be filed on this discovery. The University of California office declined to file a patent application and according to University policy, released the rights to the invention to Dr. Morton and informed the National Institutes of Health ("NIH") of its decision. This created a dilemma for Dr. Morton because, due to the great cost of obtaining FDA approval for new drugs, no biopharmaceutical company would be likely to ever commercialize and bring to the benefit of cancer patients the results of his life's work without the ability to obtain patent protection for the commercial rights to the vaccine. Consequently, Dr. Morton filed the patent application at his own expense, and in accordance with federal law, petitioned the NIH to release the rights to the invention to him. The NIH released the rights to Dr. Morton and a patent application was filed on November 3, 1989. The patent application on the vaccine was filed prior to the formation of the Institute and has been prosecuted at the personal expense of Dr. Morton.

         C. Prior to moving to the Institute, Dr. Morton disclosed to the Board of Directors of the Institute (the "Institute's Board") and to appropriate individuals, including the President and CEO of Saint John's, his proprietary interest in allogeneic cellular vaccine technology developed at UCLA and his interest in continuing research in the field at the Institute. It was recognized that, even though the Institute was being allowed to use the vaccine technology for research purposes relating to melanoma, the commercialization of the melanoma vaccine technology would be subject to any patents issued on Dr. Morton's patent applications.

         D. The Institute and Saint John's have performed additional research on the melanoma vaccine and treated patients with it. As a result of such activities and scientific medical publications, the Institute and Saint John's have become the largest center in the United States for treating melanoma cancer and have received international recognition. Patients from thirty-two
(32) countries and forty-eight (48) states have been treated for melanoma cancer at Saint John's using the melanoma vaccine.

         E. The Institute and CancerVax, Inc., a California corporation ("CancerVax, Inc.") entered into that certain Cross-License Agreement dated as of July 24, 1998 (the "Cross-License Agreement") relating to the melanoma vaccine, among other things. CancerVax, Inc. has or will assign its interest in the Cross-License Agreement to CancerVax.

         F. Dr. Morton will be exclusively licensing, directly or indirectly, all of his interest in the melanoma vaccine technology (including patents, patent applications and related vaccine cell lines) to CancerVax, which has the right to sublicense them.

         G. The Institute applied to the NCI for research funds to undertake clinical trials with the melanoma vaccine and was granted funding by the NCI of more than Thirty Four Million Dollars ($34,000,000) to carry out Phase III multicenter trials with the melanoma vaccine in patients with Stage III or Stage IV melanoma.

         H. The Institute leased property commonly known as Suite 100 of the Marina Business Center, located at 4503 Glencoe Avenue, Marina Del Rey, California (the "Premises"). The Premises consists of approximately 25,600 rentable square feet and is leased pursuant to that certain Lease dated as of July 22, 1999, by and between Spieker Properties, L.P. ("Spieker"), as landlord, and the Institute, as tenant (the "Lease").

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         I.       In order to manufacture the melanoma vaccine according to FDA specifications under Good Manufacturing Practices for use in clinical trials, the Institute has constructed or planned to construct certain improvements ("Improvements") to the Premises. The Institute desires that, subject to the terms and conditions of this Agreement: (a) the Institute's interest under the Lease be assigned to and assumed by CancerVax; and (b) CancerVax take over the construction of the Improvements and assume all obligations associated with such construction.

         J. CancerVax has agreed to assume the obligations of the Institute under the Lease and with respect to the construction of the Improvements subject to the terms and conditions of this Agreement.

         K. Because Dr. Morton is a principal shareholder, officer, and director of CancerVax, as well as an officer and director of the Institute, this Agreement has been reviewed and recommended by an independent special committee of the Institute's Board (with the advice of consultants and legal counsel representing the Institute and Dr. Morton) and approved by the independent members of the Institute's Board. To avoid any perception of conflict of interest, Dr. Morton has taken a 6-month leave of absence from his duties as an officer and director of the Institute during the time period this Agreement is being completed and various other contractual relationships or other arrangements between the Institute and CancerVax are being completed.

         NOW, THEREFORE, in reliance on the preceding recitals, and in consideration of the terms and conditions of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

I.       ASSIGNMENT OF LEASE

         1.1 Assignment and Assumption of Lease. The Institute hereby assigns as of the Effective Date (defined below) to CancerVax all of the Institute's right, title, interest, and obligations under the Lease, and CancerVax hereby accepts such assignment and assumes all of the Institute's right, title, interest and obligations under the Lease. CancerVax further agrees as of the Effective Date to keep, perform, comply with, and fulfill all the terms, representations, agreements, covenants, conditions, and obligations required to be kept, performed and fulfilled by the Institute under the Lease, including the timely payment of all amounts due by the tenant under the Lease. CancerVax, through the officer executing this instrument on its behalf, acknowledges that it has received a counterpart original or a copy of the Lease, that it has read the Lease, and that it understands the Lease terms including all obligations which CancerVax will be required to perform under the Lease.

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         1.2      No Modification. CancerVax hereby agrees that it will not
amend or modify the Lease without the prior written consent of the Institute, which consent will not be unreasonably withheld; provided that this Section 1.2 will have no further force or effect after the date on which the Institute is relieved from liability under the Lease.

         1.3 Notice to Landlord. The Parties acknowledge and agree that, under the terms of Section 21(F) of the Lease, written notice of this assignment must be provided to Spieker thirty (30) days before the Lease assignment. The Parties hereby acknowledge that the Institute has delivered such notice, and the Parties will provide any financial or other information reasonably requested by Spieker in connection with the Lease assignment.

         1.4 Release of Liability. CancerVax acknowledges that the Institute will request that Spieker agree to release the Institute from liability under the Lease as of the Effective Date. CancerVax agrees to use commercially reasonable efforts to assist the Institute in obtaining such a release, including the execution of documents reasonably requested by Spieker; provided that CancerVax will not be required to incur costs or liabilities in connection with the release in addition to the monetary obligations and liabilities it is incurring or assuming in this Agreement. The Institute agrees to use its best efforts to cause Spieker to consent to the assignment of the Lease from the Institute to CancerVax; provided, however, that the Institute shall not be required to expend any funds in connection with such efforts.

         1.5 Condition of the Premises. The Premises will be delivered to CancerVax by the Institute in an "As Is" condition, without representations or warranties relating to its condition or suitability for any particular use.

         1.6 CancerVax Indemnity. CancerVax hereby agrees to indemnify, defend, and hold harmless the Institute and the Institute's officers, directors, and employees from any costs, claims, liabilities, damages, or expenses (including reasonable attorneys' fees) arising from: (i) CancerVax's breach of the Lease or failure to perform any obligation of the tenant under the Lease after the Effective Date; and (ii) third party claims arising from the Premises after the Effective Date.

         1.7 Institute Indemnity. The Institute hereby agrees to indemnify, defend, and hold harmless CancerVax and CancerVax's officers, directors, employees, and affiliates from any costs, claims, liabilities, damages, or expenses (including reasonable attorneys' fees) arising from: (i) the Institute's breach of the Lease or failure to perform any obligation of the tenant under the Lease prior to the Effective Date; and (ii) third party claims arising from the Premises prior to the Effective Date.

II.      LETTER OF CREDIT

         Within five (5) business days following the timely satisfaction or written waiver of all of the Conditions Precedent except for the Condition Precedent (defined below) set forth in Section 5.1 (a), below, CancerVax shall issue in favor of Spieker and deliver to Spieker a letter of credit (the "CancerVax Letter of Credit") in the amount of Three Hundred Fifty Thousand Dollars ($350,000) and shall request Spieker to return to the Institute or cancel the letter of credit currently held by Spieker pursuant to Section 39G of the Lease (the "Institute Letter of Credit").

III.     CONSTRUCTION OF THE PREMISES

         3.1 Assumption of Obligations. As of the Effective Date, CancerVax will assume all of the Institute's obligations and costs associated with the construction of the Improvements. CancerVax's obligations will include, without limitation, obtaining Spieker's approval as required under the Lease, finalizing the plans and specifications, obtaining any requisite permits and certificates from applicable governmental agencies, and completing construction of the Improvements in accordance with such plans and specifications and permits. CancerVax must comply with the applicable provisions of the Lease and the attached work letter relating to the construction of the Improvements.

         3.2 Contracts. CancerVax will assume the Institute's position under all construction contracts, architect contracts, maintenance contracts, security contracts, or other contracts relating to the Premises (collectively, the "Contracts") pursuant to that certain Assignment of Contracts, the form of which is attached hereto as Exhibit "A". The Parties will use good faith efforts to obtain the consent of any third party that has the right to consent to an assignment of a Contract.

IV.      REPRESENTATIONS AND WARRANTIES

         4.1      Institute Representations and Warranties.

         The Institute hereby represents and warrants to CancerVax that the following statements in this Section 4.1 are true, correct, and complete as of the Effective Date:

         (a) The Institute has the full capacity, power, authority, and legal right to perform the obligations of the Institute under this Agreement. The person executing this Agreement on behalf of the Institute has the legal power and authority to bind the Institute to the terms and conditions of this Agreement.

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         (b)      To the Institute's knowledge, it is not in default under the
Lease nor would it be in default under the Lease with the passage of time or the giving of notice or both. Additionally, to the Institute's knowledge, it has received no notice from Spieker that it is in default under the Lease or that it would be in default under the Lease with the giving of notice or the passage of time or both.

         (c) The Institute has not previously assigned, conveyed, transferred, or encumbered the Lease.

For purposes of this Section 4.1, the term "the Institute's knowledge," means the actual knowledge, without duty of inquiry, of Dr. James Hardin (the Institute's Executive Vice President and Chief Operating Officer), the Chief Financial Officer of the Institute, and all other members of the Institute's Board. If any of the representations or warranties in this Section 4.1 are not true as of the Effective Date, but Dr. Morton or Bill Minshall know that such representations or warranties are untrue, or the actions of Dr. Morton or Mr. Minshall have caused them to be untrue, then the Institute will have no liability for the fact that such representations or warranties are untrue.

         4.2 CancerVax Representations and Warranties. CancerVax hereby represents and warrants to the Institute that CancerVax has the full capacity, power, and authority and legal right to perform the obligations of CancerVax under this Agreement. The person executing this Agreement on behalf of CancerVax has the legal power and authority to bind CancerVax to the terms and conditions of this Agreement.

V.       CONDITIONS PRECEDENT

         5.1 Institute's Conditions Precedent. The following are conditions precedent to the Institute's obligation to assign the Lease and the Contracts to CancerVax, and to satisfy its other obligations under this Agreement.

                  (a) Letter of Credit. CancerVax must have delivered the CancerVax Letter of Credit to Spieker, and Spieker must have cancelled the Institute Letter of Credit or otherwise released the Institute from its obligations under the Institute Letter of Credit.

                  (b) Transfer Agreements. CancerVax must have executed and delivered to the Institute the Assignment of Contracts, and all parties to the Contracts with a right to consent to an assignment to CancerVax will have consented to the assignment.

                  (c) Representations and Warranties. The representations and warranties made by CancerVax in this Agreement shall be true and correct as of the Effective Date.

                  (d) CL Assignment and Reimbursement Agreements. The following documents shall have been fully executed: (i) that certain Assignment of Cross-License Agreement dated of even date herewith by, among others, the Institute and CancerVax (the "CL Amendment"); and
         (ii) that certain Reimbursement Agreement dated of even date herewith by and among the Institute and CancerVax (the "Reimbursement Agreement").

         The Institute may, in its sole discretion, agree in writing to waive any of the above conditions, but such waiver will not affect the Institute's right to require the satisfaction of the other conditions precedent in this
Section 5.1.

         5.2 CancerVax's Conditions Precedent. The following are conditions precedent to CancerVax's obligation to assume the obligations under the Lease and the Contracts, to pay the funds it is required to pay under this Agreement, and to satisfy its other obligations under this Agreement.

                  (a) Transfer Agreements. The Institute must have executed and delivered to CancerVax the Assignment of Contracts, and all parties to the Contracts with a right to consent to an assignment to CancerVax must have consented to the assignment.

                  (b) Spieker's Consent. Spieker must have consented to the assignment of the Lease to CancerVax in form and substance reasonably acceptable to CancerVax.

                  (c) Representations and Warranties. The representations and warranties made by the Institute in this Agreement shall be true and correct as of the Effective Date.

                  (d) CL Amendment and Reimbursement Agreements. The CL Amendment and the Reimbursement Agreement must be fully executed.

         CancerVax may, in its sole discretion, agree in writing to waive any of the above conditions, but such waiver will not affect CancerVax's right to require the satisfaction of the other conditions precedent in this Section 5.2.

VI.      TERMINATION

         If the conditions precedent set forth in Sections 5.1 and 5.2, above (collectively the "Conditions Precedent"), are not satisfied, or waived in writing by the Party entitled to waive such conditions, on or before forty (40) days from the date of this Agreement, then the Parties will have no further obligation to each other with respect to the terms of this Agreement, and this Agreement will have no further force or effect. The date when the last of the Conditions Precedent are satisfied, or waived in writing by the Party entitled to waive such Conditions Precedent, shall be the "Effective Date". Upon the occurrence of the Effective Date, the Parties shall execute a letter agreement acknowledging the Effective Date.

VII.     MISCELLANEOUS

         7.1 No Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may be withheld in the absolute discretion of the Party who does not intend to assign this Agreement. Subject to the foregoing, all of the terms, obligations, and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective transferees, successors and assigns.

         7.2 Governing Law. This Agreement shall in all respects be governed by the laws of the State of California.

         7.3 Entire Agreement. This Agreement, together with the exhibits attached hereto contains all the agreements of the parties hereto and supersedes any previous negotiations, discussions, or agreements relating to the Lease and the subject matter of this Agreement. The Parties acknowledge that the Parties have made no representations or warranties relating to the subject matter of this Agreement other than those expressly set forth in this Agreement and the exhibits.

         7.4 Modification. This Agreement may not be modified except by a written instrument signed by the Parties hereto.

         7.5 Severability. If for any reason whatsoever, any of the provisions hereof are held to be unenforceable or invalid by any court or arbitrator of competent jurisdiction, then all of the other provisions shall be and remain in full force and effect and be unaffected by such holding.

         7.6 Drafting and Determination Presumption. The Parties acknowledge that this Agreement has been agreed to by all the Parties, that each Party has consulted with attorneys with respect to the terms of this Agreement and its exhibits. No presumption will be created against either Party because of its role in drafting this

Agreement. Except as otherwise specifically set forth in this Agreement, if either Party fails to respond to any request for its consent within a specified time period, that Party will be deemed to have disapproved such request.

         7.7 Exhibits. The exhibits attached hereto are hereby incorporated herein by this reference and made a part of this Agreement as though fully set forth herein.

         7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         7.9 Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by (i) registered, certified or first class United States mail if mailed from Los Angeles County, postage prepaid, (ii) reputable overnight private delivery service generally used for business purposes, or (iii) personal delivery, addressed as follows:

                        If to the Institute:

                        John Wayne Cancer Institute
                        2200 Santa Monica Boulevard
                        Santa Monica, California 90404
                        Attn: Dr. James Hardin
                        Fax: (310)683-7185

                        With a copy to:

                        Munger, Tolles & Olson LLP
                        355 South Grand Avenue, Suite 3500
                        Los Angeles, California 90071-1560
                        Attn: Dana S. Treister, Esq.
                        Fax: (310)683-4076

                        If to CancerVax:

                        CancerVax Corporation
                        P.O. Box 1089
                        Pacific Palisades, California 90272
                        Attn: Anthony Maida
                        Fax: (310)377-0903

                        With a copy to:

                        Perkins Coie, LLP
                        1620 26th Street, Suite 600
                        Santa Monica, California 90404
                        Attn: Mark Birnbaum, Esq.
                        Fax: (310)788-3399

or such other address as shall be furnished in writing by either Party, and such notice or communication shall be deemed to have been received as of three (3) business days after the date so mailed if sent by United States mail, one (1) business day after the date sent if sent by overnight delivery service, or on the date so delivered if delivered in person before 5:00 P.M. Los Angeles time.

         7.10 Time is of the Essence. Time is of the essence in this Agreement.

         7.11 Rights Cumulative; No Waiver. All of the Parties' rights, privileges and elections of remedies are cumulative and not alternative, to the extent permitted by law and except as otherwise provided herein. No waiver by either party of any of its rights or remedies hereunder shall be effective unless such waiver is set forth in writing. Additionally, no waiver by either party of any of its rights or remedies hereunder shall be considered a waiver of any other right or remedy.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                          JOHN WAYNE CANCER INSTITUTE,
                                          a California non-profit corporation

                                          By: /s/ James W. Hardin
                                              ----------------------------------
                                              Name:  Dr. James Hardin
                                              Title: Chief Operating Officer and
                                                     Executive Vice President

                                          CANCERVAX CORPORATION, a
                                          Delaware corporation

                                          By: /s/ Anthony Maida
                                              ----------------------------------
                                              Name:  Anthony Maida
                                              Title: President

                                   EXHIBIT "A"

                            ASSIGNMENT OF CONTRACTS

         THIS ASSIGNMENT OF CONTRACTS (this "ASSIGNMENT") is made as of ___________________________________________, 2000, by and between JOHN WAYNE
CANCER INSTITUTE, a non-profit corporation ("Assignor") and CANCERVAX CORPORATION, a Delaware corporation ("Assignee").

                                    RECITALS

         Whereas, Assignor leases that certain premises commonly known as Suite 100 of the Marina Business Center, located at 4503 Glencoe Avenue, Marina Del Rey, California ("Premises") pursuant to a lease between Assignor, as tenant, and Spieker Properties, as landlord, dated as of July 22, 1999 ("Lease"); and

         Whereas, Assignor and Assignee have entered into that certain Agreement of Lease Assignment, dated______________________, pursuant to which Assignor has agreed to assign the Lease to Assignee, and Assignee has agreed to assume all of Assignor's liabilities in connection with the construction of the Premises and assume Assignor's position under the Contracts (defined below).

                                    AGREEMENT

                  FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby transfers and assigns unto Assignee all of Assignor's right, title and interest in, to and under the contracts and agreements described in Exhibit 1 ("Contracts") attached hereto and incorporated herein by this reference.

                  Assignor hereby agrees to indemnify, protect, defend and hold Assignee harmless from and against any and all claims, demands, damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees) arising in connection with the Contracts if the action giving rise to such claims, demands, damages, losses, liabilities, costs and expenses occurred before the date hereof. Assignee hereby accepts the foregoing assignment and agrees to assume any executory obligations of Assignor in connection with the Contracts and to indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees) arising in connection with the Contracts if the action giving rise to such claims, demands, damages, losses, liabilities, costs and expenses occurs after the date hereof.

                  Assignor hereby covenants that it will, at any time and from time to time upon written request therefor, at Assignee's sole expense and without the assumption of any additional liability therefor, execute and deliver to Assignee, and its successors and assigns, any new or confirmatory instruments and take such further acts as Assignee may reasonably request to fully evidence the assignment contained herein and to enable Assignee, and its successors and assigns, to fully realize and enjoy the rights and interests assigned hereby.

                  The provisions of this Assignment shall be binding upon, and shall inure to the benefit of, the successors and assigns of Assignor and Assignee, respectively.

                  This Assignment may be executed in any number of counterparts, each of which will be deemed an original, but all of which when taken together will constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon, provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Assignment attached thereto.

                  IN WITNESS WHEREOF, Assignor and Assignee have caused their duly authorized representatives to execute this Assignment as of the date first above written.

                                    Assignor

                                    JOHN WAYNE CANCER INSTITUTE

                                    By: ________________________________________
                                    Name:  Dr. James Hardin
                                    Title: Chief Operating Officer and
                                           Executive Vice President

                                    Assignee

                                    CANCERVAX CORPORATON

                                    By: ________________________________________
                                    Name:  Anthony Maida
                                    Title: President

                                   EXHIBIT "1"

                                [List Contracts]

                      CERTIFICATE REGARDING EFFECTIVE DATE

         This CERTIFICATE REGARDING EFFECTIVE DATE (this "Certificate"), dated as of September 19, 2000, is by and between John Wayne Cancer Institute, a non-profit corporation (the "Institute"), and CancerVax Corporation, a Delaware corporation ("CancerVax").

                                    RECITALS

         A. The Institute and CancerVax entered into that certain Agreement of Lease Assignment dated August 4, 2000 (the "Assignment").

         B. Pursuant to the Assignment, the Institute and CancerVax have agreed to execute this Certificate acknowledging the date when the last of the Conditions Precedent are satisfied, or waived in writing by the Party entitled to waive such Conditions Precedent (the "Effective Date").

         NOW, THEREFORE, the Institute and CancerVax hereby agree as follows:

         1. Definitions. All capitalized terms not specifically defined in this Certificate shall have the meanings assigned to them in the Assignment.

         2.       Effective Date. The Effective Date is September 7, 2000.

         IN WITNESS WHEREOF, the Parties hereto have caused this Certificate to be executed by their duly authorized officers as of the day and year first above written.

                                              JOHN WAYNE CANCER INSTITUTE

                                              By: /s/ James W. Hardin
                                                 -------------------------------
                                              Name:  Dr. James Hardin
                                              Title: Chief Operating Officer and
                                                     Executive Vice President

                                              CANCERVAX CORPORATION

                                              By: /s/ Anthony Maida
                                                  ------------------------------
                                              Name:  Anthony Maida
                                              Title: President